(m)(1)(ii)

AMENDED SCHEDULE 1

to the

AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

for

ING VARIABLE PORTFOLIOS, INC.

CLASS S

Name of Fund

ING BlackRock Global Science and Technology Portfolio

ING Global Equity Option Portfolio

ING International Index Portfolio

ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio

ING Morningstar U.S. Growth Index Portfolio

ING Opportunistic LargeCap Growth Portfolio

ING Opportunistic LargeCap Value Portfolio

ING Russell™ Global Large Cap Index 85% Portfolio

ING Russell™ Large Cap Index Portfolio

ING Russell™ Mid Cap Index Portfolio

ING Russell™ Small Cap Index Portfolio

ING VP Index Plus LargeCap Portfolio

ING VP Index Plus MidCap Portfolio

ING VP Index Plus SmallCap Portoflio

ING VP Small Company Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio